EXHIBIT 10.2

                         SUBORDINATED PROMISSORY NOTE


$13,300,000.00                                                January 12, 2000
                                                     Charlotte, North Carolina

      FOR VALUE RECEIVED, LAS VEGAS INDUSTRIAL PARK, LLC, a Nevada limited liability company ("Maker"), promises to pay to the order of LAS VEGAS MOTOR SPEEDWAY, LLC, a Nevada limited liability company ("Noteholder"), at the Noteholder's office at 5401 East Independence Boulevard, Charlotte, North Carolina 28218 (or at such other place or places as the Noteholder may designate), the principal sum of THIRTEEN MILLION THREE HUNDRED THOUSAND DOLLARS ($13,300,000.00).

      The Subordinated Promissory Note shall bear interest at the LIBOR Rate (as hereinafter defined) plus two hundred (200) basis points.

      "LIBOR Rate" means, for any day, the rate per annum (rounded upward, if necessary, to the next higher 1/100th of 1%) which is equal to: (i) the rate for deposits in Dollars which appears on the Dow Jones Market Screen 3750 at approximately 11:00 a.m. (London time) on such day for a term equal to one month, from time to time, with each change in such rate to be effective as of the opening of business on the effective date of the change in such rate; provided, that if the day for which such rate is to be determined is not a Business Day, the LIBOR Rate for such day shall be such rate for the next preceding Business Day; provided further, that if such rate is not reported on Dow Jones Market Screen 3750, such rate shall be the rate determined by the Noteholder from another recognized source or interbank quotation, divided by
(ii) 1.00 minus the reserve requirement (expressed as a percentage) with respect to eurocurrency liabilities prescribed for member banks of the Federal Reserve System by the Board of Governors of the Federal Reserve System from time to time (if and only to the extent that the Lenders have eurocurrency liabilities subject thereto) and any other similar reserve requirements imposed against a category of liabilities which includes eurocurrency deposits or a category of assets which includes eurocurrency loans. If, for any reason, the rate described in clause (a) (i) is not available, such rate shall be the rate per annum at which, in the reasonable opinion of the Noteholder, Dollars in an amount substantially equal to the amount of the applicable Loan are being offered by leading reference banks for settlement in the London interbank market at approximately 11:00 a.m. (London time), on the Business Day next preceding the applicable borrowing date for a term equal to one month.

      "Business Day" means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in Charlotte, North Carolina and New York, New York, are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.


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      "Dollars" or "$" means, unless otherwise qualified, dollars in lawful currency of the United States.

      This Subordinated Promissory Note shall be payable as follows:

      1. If not payable sooner, the outstanding principal balance of this Subordinated Promissory Note shall be due and payable on July 12, 2002.

      If any default should occur under the terms of this Subordinated Promissory Note, the then remaining principal amount and accrued but unpaid interest shall bear interest at a variable rate per annum equal to the Prime Rate plus 3.5% (i.e., three hundred fifty basis points) until such principal and interest have been paid in full. In the event of any acceleration upon such a default, this Subordinated Promissory Note shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by the Maker.

      In the event this Subordinated Promissory Note is not paid when due at any stated or accelerated maturity, the Maker shall pay, in addition to principal and interest, all costs of collection, including reasonable attorneys' fees (determined without reference to any statutory presumption and based on actual costs incurred by the Bank and the standard hourly rates for the attorneys and paralegals performing the services rendered and associated out-of-pocket costs).

      Interest hereunder shall be computed on the basis of a three hundred sixty
(360) day year for the actual number of days in the interest period.

      This Subordinated Promissory Note is and shall be subordinated in all respects to the $45,000,000.00 credit facility ("Senior Debt") between the Maker and First Union National Bank, as Administrative Agent, dated of even date, and any liens on the property of Maker in favor of Noteholder shall in all respects be subordinated to any lien now or hereafter placed on the property of Maker in favor of First Union National Bank, as Administrative Agent. A default by the Maker with respect to the Senior Debt shall constitute a default under this Subordinated Promissory Note allowing the Noteholder, at Noteholder's option, to accelerate the indebtedness evidenced hereby and to declare the outstanding principal balance of this Subordinated Promissory Note, and all accrued but unpaid interest thereon, to be immediately due and payable.

                         [SEE ATTACHED SIGNATURE PAGE]


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      IN WITNESS WHEREOF, the Maker has caused this Subordinated Promissory Note to be executed as of the day and year first above written, all pursuant to authority duly granted.



                                     MAKER:
                                     LAS VEGAS INDUSTRIAL PARK, LLC, a Nevada limited liability company

                                     By:    /s/ William R. Brooks
                                            -------------------------
                                     Title: Manager
                                            -------------------------



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